                                                                    Exhibit 99.4
Magna Entertainment Corp.
Pro Forma Consolidated Statement of Operations and Comprehensive Income
For the six months ended June 30, 2001
(Unaudited)
(U.S. dollars in thousands, except per share information)


                                                              Magna        Ladbroke          Ladbroke                     Sport
                                                      Entertainment                       Adjustments         Broadcasting, Inc.
                                                              Corp.   (note 2(a)(i))  (note 2(a)(ii))             (note 2(b)(i))
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
Revenue
Racetrack
             Gross wagering                                 276,489         16,759              1,683
             Non-wagering                                    37,456          1,470
Real Estate
             Sale of real estate                             36,145
             Rental and other                                 7,628
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                                                            357,718         18,229              1,683
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Costs and Expenses
Racetrack
             Purses, awards and other                       173,708          4,088              1,302
             Operating costs                                 86,261         10,953
             General and administrative                      15,230            566
Real Estate
             Real estate sold                                19,093
             Operating costs                                  5,416
             General and administrative                         547
Depreciation and amortization                                11,984            495                731
Predevelopment and other costs (income)                       1,822                                             430
Interest expense, net                                         2,078                               549
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                                                            316,139         16,102              2,582           430
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Income (loss) before income taxes                            41,579          2,127               (899)         (430)
Income tax provision (benefit)                               16,874            884               (360)
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Net income (loss)                                            24,705           1,243              (539)         (430)
Other comprehensive loss
           Foreign currency translation adjustment           (8,956)
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Comprehensive income (loss)                                  15,749           1,243              (539)         (430)
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Earnings per share for the Class A
Subordinate Voting Stock, Class B Stock
or Exchangeable Shares:
           Basic                                            $  0.30
           Diluted                                          $  0.30
================================================================================================================================

Average number of shares of Class A
Subordinate Voting Stock, Class B Stock and
Exchangeable Shares outstanding during the
period (in thousands):
           Basic                                             82,027                             1,589
           Diluted                                           82,249                             1,589
================================================================================================================================

                                                                                               Sport                   Pro-Forma
                                                                                   Broadcasting, Inc.               Consolidated
                                                                                          Adjustments                      Total
                                                                                    (note (2)(b)(ii))
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
Revenue
Racetrack
             Gross wagering                                                                                              294,931
             Non-wagering                                                                                                 38,926
Real Estate
             Sale of real estate                                                                                          36,145
             Rental and other                                                                                              7,628
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                                                                                                                         377,630
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Costs and Expenses
Racetrack
             Purses, awards and other                                                                                    179,098
             Operating costs                                                                                              97,214
             General and administrative                                                                                   15,796
Real Estate
             Real estate sold                                                                                             19,093
             Operating costs                                                                                               5,416
             General and administrative                                                                                      547
Depreciation and amortization                                                                                             13,210
Predevelopment and other costs (income)                                                                      101           2,353
Interest expense, net                                                                                                      2,627

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                                                                                                             101         335,354
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Income (loss) before income taxes                                                                           (101)         42,276
Income tax provision (benefit)                                                                                            17,398
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Net income (loss)                                                                                           (101)         24,878
Other comprehensive loss                                                                                                  (8,956)
           Foreign currency translation adjustment
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                                                 (101)         15,922
--------------------------------------------------------------------------------------------------------------------------------
Earnings per share for the Class A
Subordinate Voting Stock, Class B Stock
or Exchangeable Shares:
           Basic                                                                                                         $  0.30
           Diluted                                                                                                       $  0.30

================================================================================================================================

Average number of shares of Class A
Subordinate Voting Stock, Class B Stock and
Exchangeable Shares outstanding during the
period (in thousands):
           Basic                                                                                                          83,616
           Diluted                                                                                                        83,838
================================================================================================================================

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                           MAGNA ENTERTAINMENT CORP.
        NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
                             COMPREHENSIVE INCOME
                                 JUNE 30, 2001
                                  (UNAUDITED)


1.   BASIS OF PRESENTATION

Pro Forma Consolidated Statement of Operations and Comprehensive Income

     The pro forma consolidated statement of operations and comprehensive income for the six month period ended June 30, 2001 has been prepared from:

     (i) the unaudited consolidated statement of operations and comprehensive income of Magna Entertainment Corp. ("the Company") for the six month period ended June 30, 2001;

     (ii) the unaudited consolidated statement of operations of Ladbroke Racing Pennsylvania and Subsidiaries ("Ladbroke") for the period from January 1, 2001 to April 4, 2001; and

     (iii) the unaudited statement of operations of Sport Broadcasting, Inc. ("SBI") for the three month period ended March 31, 2001.

This pro forma consolidated statement of operations and comprehensive income should be read in conjunction with the historical financial statements of Ladbroke and SBI, presented elsewhere herein, as well as the historical financial statements of the Company including the related notes thereto, previously filed with the Securities and Exchange Commission.

This pro forma consolidated statement of operations and comprehensive income has been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

This pro forma consolidated statement of operations and comprehensive income is not necessarily indicative of the financial position or results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

2.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

This pro forma consolidated statement of operations and comprehensive income has been presented assuming that the acquisition described below had been completed as of January 1, 2001. The pro forma consolidated financial statements give effect to the following items:

(a)  Ladbroke

On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania Inc. and Sport Broadcasting, Inc. (collectively "Ladbroke Racing Pennsylvania and Subsidiaries" or "Ladbroke") for a total purchase price, including cash acquired of $7.0 million and transaction costs of $54.5 million. The total purchase price was satisfied by cash payments of $28 million, the issuance of two promissory notes totalling $13,250,000 which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date and by issuance of 3,178,297 shares of Class A Subordinate Voting Stock. The Ladbroke companies include account wagering operations, The Meadows harness track, four off-track betting facilities and an 18.3% interest in The Racing Network. Since the submission of our 8-K/A on June 19, 2001, the Company has determined that the excess of purchase price over net assets on the Ladbroke acquisition should be allocated to racing licenses rather than goodwill as previously identified. In this submission, the excess has been reflected as racing licenses and accordingly a deferred tax liability has been established relating to this asset.

     (i) The pro forma consolidated statement of operations and comprehensive income for the six month period ended June 30, 2001 includes the results of Ladbroke for the same period.

     (ii) The pro forma consolidated statement of operations and comprehensive income for the six month period ended June 30, 2001 include adjustments that arise as a result of the Ladbroke acquisition and the application of purchase accounting. The adjustments to the results of operations of Ladbroke included in the pro forma consolidated statement of operations and comprehensive income for the six month period ended June 30, 2001 are:

          - The Ladbroke statement of operations present gross wagering revenues net of pari-mutuel taxes. For the period to our acquisition, these taxes were $1,683,000. An adjustment has been made to increase both gross wagering revenues and purses, awards and other expenses by $1,683,000.
          - Additional amortization expense of $769,000 as a result of the increase in other assets, based on the purchase price allocation, and accounting policy to amortize the other assets over a 20 year period.
          - The State of Pennsylvania has granted the Company a reduction in pari-mutuel taxes of 0.5% for a period of three years. This reduction has been calculated based on handle to the date of our acquistion of $76,295,000. As such, the tax reduction would decrease purses, awards and other expenses by $381,000.
          - On acquisition, the Company issued promissory notes of $13,250,000 which bear interest at 6% per annum. Accordingly, there would be an increase in interest expense by $199,000.
          - On acquisition, the Company paid cash of approximately $28 million. Accordingly there would be decreased interest income earned in the period as a result of these funds being disbursed at the beginning of the period of approximately $350,000.
          - Ladbroke had previously amortized buildings over a 25 year period. The Company's accounting policy is to amortize these assets over a 40 year period. Accordingly, depreciation and amortization expense has been reduced by $38,000 to reflect the longer depreciation period.
          - A decrease in income tax expense of $52,000 is required as a result of the above noted adjustments, effected at a combined federal and state tax rate of 40%.
          - A decrease in deferred income tax expense of $308,000 as a result of the reversal of deferred income taxes on the amortization of the other assets (racing licences).


(b)  Sport Broadcasting, Inc.

     (i) The pro forma statement of operations and comprehensive income for the six month period ended June 30, 2001 includes the results of SBI for the same period.

     (ii) The pro forma statement of operations and comprehensive income includes an adjustment to adjust the loss in SBI to only the contributions made to SBI in the six month period ended June 30, 2001. Contributions during the six month period ended June 30, 2001 were $943,000. Of these amounts, $531,000 were up to the date of our acquisition and $412,000 were sebsequent to our acquisition. Contributions subsequent to our acquisition are included in the Magna Entertainment Corp. balances. For the period to the date of acquisition, an adjustment to increase pre-development and other costs by $101,000 is required to reflect the $531,000 of contributions made.

                                      -2-